Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Diamond Hill Investment Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Other(2)	300,000	$182.76	$54,828,000	$0.0000927 ($92.70 per $1,000,000)	$5,082.56
Total Offering Amounts					$54,828,000		$5,082.56
Total Fee Offsets							—
Net Fee Due							$5,082.56

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan, to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares.

(2)Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices of the common shares as reported on The NASDAQ Stock Market LLC on June 9, 2022.